Exhibit 99.1

DuPont Fabros Technology, Inc. Announces Closing of $550 Million Senior Notes

Offering by Its Subsidiary, DuPont Fabros Technology, L.P.

Company Release - 12/16/2009 11:12

WASHINGTON, Dec. 16 /PRNewswire-FirstCall/ — DuPont Fabros Technology, Inc. (NYSE: DFT) today announced that its subsidiary, DuPont Fabros Technology, L.P., has closed its previously announced offering of $550 million aggregate principal amount of senior notes due December 15, 2017 (the “Notes”). The Notes have an interest rate of 8  1/2% per annum and were issued at a price equal to 100% of their face value. The Notes will bear interest from December 16, 2009, and interest will be payable semi-annually, in arrears, on December 15 and June 15 of each year, beginning on June 15, 2010. On each of December 15, 2015 and December 15, 2016, $125 million in principal amount of the Notes will become due and payable, with the remaining $300 million due at maturity. The Notes are unconditionally guaranteed, jointly and severally on a senior unsecured basis by DuPont Fabros Technology, Inc., its general partner, and certain of its subsidiaries.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

SOURCE DuPont Fabros Technology, Inc.

Contact: Christopher Warnke, Manager, Investor Relations of DuPont Fabros Technology, Inc., +1-202-478-2330